Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2014, except for Note 2, (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2014 Annual Report on Form 10-K, as to which the date is March 31, 2015 relating to the financial statements and financial statement schedule, which appears in Tesco Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 10, 2016